Utz Announces Board of Director Retirement of Michael Rice
and Appointment of William Werzyn Jr.

HANOVER, PA., (Business Wire) August 20, 2024 – Utz Brands, Inc. (NYSE: UTZ) (“Utz” or the “Company”), Utz Brands, Inc. (NYSE: UTZ) (“Utz” or the “Company”), a leading U.S. manufacturer of branded Salty Snacks and a small-cap value and growth Staples equity, announced that Michael W. Rice has retired from his position on the Utz Board of Directors (the “Board”), effective August 20. Mr. Rice will continue to participate in Board activities as an observer. The Company has also announced that William “B.J.” Werzyn Jr. has been appointed as a Director on the Board and will fill the vacancy created by Mr. Rice’s retirement.

Mr. Rice served Utz in numerous roles in a career that spanned well over fifty years. Mr. Rice formally joined the family business in 1968, and became Executive Vice President in 1970, President and Chief Executive Officer in 1978, and Chairperson and CEO in 1992. In 2012, Mr. Rice turned the day-to-day senior leadership for the then family-owned company to Dylan Lissette, a fourth-generation family member through marriage. Utz became a publicly traded Company in 2020, after which Mr. Rice served as a Director and Chairperson Emeritus on the Utz Brands, Inc. Board of Directors.

During his tenure, Mr. Rice is credited for diversifying the Company with pretzels, cheese curls, and other Salty Snack food subcategories, expanding Utz’s capabilities and capacity, while also leading the business’s accelerated geographic expansion beyond Utz’s Central Pennsylvania and Maryland roots. Mr. Rice was often quoted as saying, “Take care of the little things, and the big things will take care of themselves. Pay attention to the details,” a mantra that has lived on and is often repeated among Utz associates.

“Mike is a true Utz icon whose contributions to the Company are too numerous to count,” said Howard Friedman, Utz CEO. “What was always clear was Mike’s treatment of the associates of this company as family. His legacy as one of the true architects of Utz’s amazing success will forever live on. We are thrilled that Mike will continue to participate with guidance and insight to the Utz Board in an observer capacity.”

William Werzyn, Jr. (“B.J.”) is the Executive Chairman, Founder, and Chief Executive Officer of West Shore Home, LLC. West Shore is one of the largest direct-to-consumer home remodelers in the nation with over 41 locations in 21 states.

“The Board is thrilled to have identified B.J. Werzyn, a Pennsylvania native and business leader, as the replacement for Mike’s Board seat,” said Dylan Lissette, Chairperson of the Utz Board of Directors. “B.J.’s entrepreneurial background and his technology experience combined with his business acumen, will be an invaluable addition to our Board.”
Mr. Werzyn has served as CEO of West Shore Home, LLC since 2006, and has also served as the company’s Executive Chairman since October 2020. West Shore currently employs more than 3,000 people and has annual revenue of more than $750 million. In 2022, under Mr. Werzyn’s leadership, West Shore launched the nonprofit organization, West Shore for Warriors. The mission of West Shore for Warriors is to serve U.S. veterans, active military members, and their families. Mr. Werzyn resides in Mechanicsburg, Pennsylvania, and received his B.S. from Penn State University in 1999.

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Utz Announces Board of Director Retirement of Michael Rice and the Appointment of William Werzyn Jr. See Michael Rice (left), William “B.J.” Werzyn Jr. (right)

Source: Utz Brands, Inc.

About Utz Brands, Inc.

Utz Brands, Inc. (NYSE: UTZ) manufactures a diverse portfolio of savory snacks through popular brands, including Utz®, On The Border® Chips & Dips, Zapp’s®, and Boulder Canyon®, among others.
After a century with a strong family heritage, Utz continues to have a passion for exciting and delighting consumers with delicious snack foods made from top-quality ingredients. Utz's products are distributed nationally through grocery, mass merchandisers, club, convenience, drug, and other channels. Based in Hanover, Pennsylvania, Utz has multiple manufacturing facilities located across the U.S. to serve our growing customer base. For more information, please visit the Company’s website or call 1‐800‐FOR‐SNAX.
Investors and others should note that Utz announces material financial information to its investors using its Investor Relations website, U.S. Securities and Exchange Commission (the “Commission”) filings, press releases, public conference calls, and webcasts. Utz uses these channels, as well as social media, to communicate with our stockholders and the public about the Company, the Company’s products, and other Company information. It is possible that the information that Utz posts on social media could be deemed to be material information. Therefore, Utz encourages investors, the media, and others interested in the Company to review the information posted on the social media channels listed on Utz’s Investor Relations website.

Utz Brands, Inc.
Investors Kevin Powers kpowers@utzsnacks.com	Media Kevin Brick kbrick@utzsnacks.com